Use these links to rapidly review the document
TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on December 17, 2007

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CH2M HILL COMPANIES, LTD.
(Exact name of registrant as specified in its charter)

OREGON (State or other jurisdiction of incorporation or organization)	8711 (Primary Standard Industrial Classification Code Number)	93-0549963 (I.R.S. Employer Identification Number)

9191 South Jamaica Street
Englewood, CO 80112-5946
(303) 771-0900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

MARGARET B. MCLEAN
CH2M HILL COMPANIES, LTD.
9191 South Jamaica Street
Englewood, CO 80112-5946
(303) 771-0900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

WHITNEY HOLMES, ESQ.
MORRISON & FOERSTER LLP
5200 Republic Plaza
370 Seventeenth Street
Denver, CO 80202-5638

Approximate date of commencement of proposed sales to the public:
From time to time after the registration statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities To be registered	Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock	15,000,000	$27.94	$419,100,000	$12,866.37

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities offered from time to time pursuant to this Registration Statement exceed $419,100,000.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where an offer or sale is not permitted.

PROSPECTUS (Subject to Completion Dated December 17, 2007)

CH2M HILL COMPANIES, LTD.

COMMON STOCK

This prospectus covers shares of our common stock that we may offer and sell from time to time in connection with business combination transactions, including acquisitions of businesses, assets or securities of other entities by us or our subsidiaries.

        The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or controlling persons of the businesses, assets or securities to be acquired. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. We expect that the price of the common stock that we issue will be related to its market price, either when we agree to the particular acquisition, when we issue common stock or during some other negotiated period. We may be required to provide further information by means of a post-effective amendment to the registration statement of which this prospectus is a part or a supplement to this prospectus once we know the actual information concerning a specific acquisition.

        We will pay all of the expenses of this offering. We do not expect to pay any underwriting discounts or commissions in connection with issuing securities in acquisitions, although we may pay finder's fees in connection with certain acquisitions. Any person receiving a finder's fee may be deemed an "underwriter" within the meaning of the Securities Act of 1933, as amended.

        We may also permit individuals or entities that have received or will receive shares of our common stock in connection with the acquisitions described above to use this prospectus to cover resales of those shares. If this happens, we will not receive any proceeds from such resales. We have not authorized any person to use this prospectus in connection with resales of our common stock without our prior consent.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 3.

        Our restated articles of incorporation and bylaws limit a stockholder's right to transfer the common stock. We have a right to repurchase the shares of common stock if a stockholder's employment or affiliation with us terminates.

        Our common stock is not listed on any national securities exchange. Our board of directors determines the price at which shares are purchased and sold on our internal market using a valuation process, which includes a formula, to establish a stock price that is intended to reflect the fair market value of our shares. The price of the shares on November 9, 2007 was $27.94.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December     , 2007.

TABLE OF CONTENTS

About This Prospectus
Special Note regarding Forward-Looking Statements
About CH2M HILL Companies, Ltd.
Risk Factors
The Offering
Resales by Affiliates of Acquired Companies
Description of our Internal Market and Stock Valuation Methodology
Description of Common Stock
Where You Can Find More Information
Information Incorporated by Reference
Legal Matters
Experts

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement on Form S-4 that we filed with the Securities and Exchange Commission, or the SEC. Under this registration statement, we may, from time to time, offer and issue shares of our common stock in connection with acquisitions of businesses, assets or securities of other entities by us or our subsidiaries. This prospectus gives you a general description of the common stock that we may offer. Once we know the actual information concerning a specific acquisition, we may be required to provide further information either by means of a post-effective amendment to the registration statement of which this prospectus is a part, or by means of a prospectus supplement. You should read this prospectus and any applicable post-effective amendment or prospectus supplement, together with the additional information described under the headings "Where You Can Find More Information" and "Information Incorporated by Reference."

        This prospectus incorporates important business and financial information that is not included or delivered with this prospectus. This information is available without charge to stockholders upon oral or written request to CH2M HILL COMPANIES, LTD., Attn: Treasurer, 9191 South Jamaica Street, Englewood, CO 80112-5946, telephone (303) 771-0900 and how to obtain copies of these documents. To ensure timely delivery of the requested information, you should make your request at least five business days before the date you must make your investment decision.

        You should rely only on the information contained in this prospectus and in any applicable post-effective amendment or prospectus supplement, including any information we have incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus or any post-effective amendment or prospectus supplement is accurate at any date other than the date indicated on the cover page of the respective document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

        When used in this prospectus or in any supplement to this prospectus, the terms "CH2M HILL," the "company," "we," "our" and "us" refer to CH2M HILL Companies, Ltd. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Our disclosure and analysis in this prospectus and any prospectus supplement, including information incorporated by reference, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All statements other than statements of historical facts included in, or incorporated into, this prospectus or any prospectus supplement that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

        These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on market conditions known to us at the time such estimates and assumptions are made and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, including:

  •
  The continuance of and funding for certain governmental regulation and enforcement programs which create demand for our services

  •
  Our ability to attract, finance and perform large, longer-term projects

  •
  Our ability to insure against or otherwise cover the liability risks inherent in our business, including environmental liabilities and professional engineering liabilities

  •
  Our ability to manage the risks inherent in the government contracting business

  •
  Our ability to manage the costs associated with our fixed-price contracts

  •
  Our ability to manage the risks inherent in international operations, including operations in war and conflict zones and operations in corrupt business environments

  •
  Our ability to successfully integrate current and future acquisitions

  •
  Our ability to attract and retain professional personnel

  •
  Changes in economic conditions

        Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in, or incorporated by reference into, this prospectus or any prospectus supplement are not guarantees of future performance, and we cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in this section, the "Risk Factors" section and elsewhere in this prospectus, or incorporated by reference into this prospectus. All forward-looking statements speak only as of the date on which they are made. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

ii

ABOUT CH2M HILL COMPANIES, LTD.

Company Overview

        We are one of the largest professional engineering, program management, construction, and operations management services firms in the world. Our business provides services to private clients and, federal, national and local government clients worldwide. Founded in 1946, we have approximately 21,500 employees worldwide and we are employee owned.

        We believe we provide our clients with innovative project delivery using cost-effective approaches and advanced technologies. We continuously monitor acquisition and investment opportunities that will expand our portfolio of services, add value to the projects we undertake for clients, or enhance our capital strength. We believe that we are well positioned geographically, technically and financially to compete worldwide in the key markets we have elected to pursue and the clients we serve.

        The engineering and construction industry continues to undergo substantial change as public and private clients privatize and outsource many of the services that were formerly provided internally. Numerous mergers and acquisitions in the industry have resulted in a group of larger firms that offer a full complement of single-source services including studies, designs, construction, operations, maintenance, and facility ownership. Included in the current trend is the movement towards longer-term contracts for the expanded array of services, e.g., 5 to 20 year contracts. These larger, longer, more full-service contracts require us to have substantially greater financial capital than has historically been necessary to remain competitive.

        As we are an employee owned company, our stock is only available to CH2M HILL employees, directors, eligible consultants and our benefit plans. There is no market for our stock with the general public although we file periodic reports with the U.S. Securities and Exchange Commission and are otherwise subject to the same reporting requirements of companies whose securities are publicly traded. To provide liquidity for our shareholders, we maintain an internal market through an independent broker, currently Neidiger, Tucker and Bruner, Inc.

Our Operating Segments

        We provide services to our clients through three operating segments: Federal, Civil Infrastructure and Industrial. The structure is intended to provide for better decision making on an enterprise-wide basis.

        Our Federal segment generally provides a comprehensive range of services to the U.S. federal government as well as services to foreign governments. Our Civil Infrastructure segment generally provides a comprehensive range of services to various state, local, and provincial governments. Our Industrial segment generally provides a comprehensive range of services to private sector companies.

Our Clients and Key Markets

        The following table summarizes our primary client types, revenues and key markets served by each of our operating segments.

Operating Segment	Primary Client Type	Key Markets
Federal	U.S. Federal Government	•	Nuclear
		•	Environmental
		•	Government Facilities and Infrastructure
Civil Infrastructure	State and Local Governments	•	Water, Wastewater and Water Resources
		•	Transportation
		•	Water and Wastewater
		•	Operations and Maintenance
		•	City Operations
Industrial	Private Sector	•	Enterprise Management Solutions
		•	Energy, Chemicals and Industrial Systems
		•	Manufacturing and Life Sciences
		•	Electronics and Advanced Technology
		•	Power
		•	Energy Services and Operations

        We provide our services to a broad range of domestic and international clients, including the U.S. federal government, state, local, foreign and provincial governments, and private sector businesses. We perform services as the prime contractor, as subcontractors, or through joint ventures or partnership agreements with other service providers. The demand for our services generally comes from budgeting and capital spending decisions made by our clients.

        Acquisitions, investments and joint ventures have contributed to a significant portion of our growth in revenues and profitability in recent years. We financed our acquisitions of businesses in fiscal years 2007, 2006, 2005 and 2004 primarily with cash from operations. We evaluate potential acquisitions, investments and joint ventures on an ongoing basis. Although we have generally been successful in the past at identifying, completing and integrating into our company acquisitions, investments and joint ventures, we cannot assure you that we will be able to continue to do so. We also cannot assure you that we can accurately estimate the financial effects of these transactions on our business.

RISK FACTORS

        You should consider carefully the risks described below and elsewhere in this prospectus and the information under "Special Note Regarding Forward-Looking Statements," together with any added, updated or changed information included in any applicable post-effective amendments or prospectus supplements and in our reports filed with the SEC that are incorporated by reference into this prospectus before you decide to buy the securities. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the value of the securities could fall and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

Unpredictable economic cycles, uncertain demand for our engineering capabilities and related services, and failure by our major customers to pay our fees, could cause our revenues to fluctuate.

        Demand for our engineering and other services is affected by the general level of economic activity in the markets in which we operate, both in the U.S. and internationally. Our customers, particularly our private sector customers, and the markets in which we compete to provide services, are likely to experience periods of economic decline from time-to-time. In particular, world markets are experiencing increasing commodity prices, including oil and raw materials prices, which could reduce or curtail projects by industrial customers.

        Adverse economic conditions may decrease our customers' willingness to make capital expenditures or otherwise reduce their spending to purchase our services, which could result in diminished revenues and margins for our business. In addition, adverse economic conditions could alter the overall mix of services that our customers seek to purchase, and increased competition during a period of economic decline could force us to accept contract terms that are less favorable to us than we might be able to negotiate under other circumstances. Changes in our mix of services or a less favorable contracting environment may cause our revenues and margins to decline. Moreover, our customers may experience difficult business climates from time-to-time and could delay or fail to pay our fees as a result. If a customer failed to pay a significant outstanding fee, our financial results could be adversely affected and our stock price could be reduced.

        The uncertainty of large-scale domestic and international projects makes it particularly difficult to predict whether and when we will receive a contract award. The uncertainty of contract award timing can present difficulties in matching our workforce size with our contract needs. If an expected contract award is delayed or not received, we could incur costs resulting from reductions in staff or redundancy of facilities that would have the effect of reducing our profits.

Changes and fluctuations in government's spending priorities could adversely affect our revenue expectations.

        Because a substantial part of our overall business is generated either directly or indirectly as a result of federal and local government regulatory and infrastructure priorities, shifts in these priorities due to changes in policy imperatives or economic conditions are often unpredictable and may affect our revenues.

        Political instability in key regions around the world coupled with the U.S. federal government's commitment to the war on terror put at risk federal discretionary spending, including spending on infrastructure projects that are of particular importance to our business. At the state and local levels, the need to compensate for reductions in the federal matching funds, as well as financing of federal unfunded mandates, creates tremendous pressures to cut back on infrastructure project expenditures as well. While we have won and are continuing to seek federal contracts related to changing U.S. federal government priorities, such as unforeseen disaster response, rebuilding Iraq and Afghanistan, and some other projects that reflect current government focus, there can be no assurances that potential reduction of federal infrastructure project funding would not adversely affect our business.

Environmental regulations and related compliance investigations are expensive, may adversely impact our project performance and could expose us to environmental liability.

        The assessment, analysis, remediation, handling, management and disposal of hazardous substances represent a significant portion of our business and involve significant risks. As a result, we are subject to a variety of environmental laws and regulations governing, among other things, discharges of pollutants and hazardous substances to air and water and the handling and disposal of hazardous waste including nuclear materials and related record keeping requirements. These laws and regulations and related investigations into our compliance, as it pertains to facility operations and remediation of hazardous substances, can cause project delays and, substantial management time commitment and may significantly add to our costs. Violations of these environmental laws and regulations could subject us to civil and criminal penalties and other liabilities, which can be very large. Although we have not been subject to any material civil or criminal penalties for violations of these laws to date, we have had to expend funds and divert resources to respond to reviews that have had a negative impact on the profitability of some projects. While the costs of these reviews have not been material to our consolidated results of operations in the past, additional or expanded reviews or proceedings relating to these laws, or any substantial fines or penalties, could affect our profitability and our stock price in the future, or could adversely affect our ability to compete for new business. Moreover, these laws and regulations may become more stringent, or may be more stringently enforced in the future, which could increase our costs of operations and reduce our profitability.

We may not be successful in growing through acquisitions or integrating effectively and efficiently any businesses and operations we may acquire.

        Our success depends on our ability to continually enhance and broaden our service offerings in response to changing customer demands, technology, and competitive pressures. Numerous mergers and acquisitions in our industry have resulted in a group of larger firms that offer a full complement of single-source services including studies, design, engineering, procurement, construction, operations, maintenance and, in some instances, facility ownership. To remain competitive, we may acquire new and complementary businesses to expand our portfolio of services, add value to the projects undertaken for clients or enhance our capital strength. We do not know if we will be able to complete any future acquisitions or whether we will be able to successfully integrate any acquired businesses, operate them profitably, or retain their key employees.

        Even if we do identify suitable acquisition candidates, we anticipate significant competition when trying to acquire these candidates, and there can be no assurance that we will be able to acquire such candidates at reasonable prices or on favorable terms. Some of the competing buyers may be stronger financially than we are. As a result of this competition, we may not succeed in acquiring suitable candidates or may have to pay more than we would prefer to make an acquisition. If we cannot identify or successfully acquire suitable acquisition candidates, we may not be able to successfully expand our operations. Further, there can be no assurance that we will be able to generate sufficient cash flow from an acquisition to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating the acquired operations and personnel and integrating them into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that any acquired firms do not perform as expected.

Inability to secure adequate bonding would impact our ability to win projects.

        As is customary in our industry, we are often required to provide performance and surety bonds to customers in connection with our construction, engineering-procurement-construction (EPC) and fixed price projects. These bonds indemnify the customer if we fail to perform our obligations under the contract. Failure to provide a bond on terms and conditions desired by a customer may result in an inability to compete for or win a project. Historically we have had and continue to have good relationships with our sureties and have a strong bonding capacity. The issuance of bonds under any bonding facilities, however, is at the sureties' sole discretion. Bonds may be more difficult to obtain in the future or they may only be available at significant additional cost. There can be no assurance that bonds will continue to be available to us on reasonable terms. Our inability to obtain adequate bonding may result in our ineligibility to bid for construction, EPC and fixed price projects, which could have a material adverse effect on our growth and financial condition.

It can be difficult or expensive to obtain the insurance we need for our business operations.

        As part of our business operations, we maintain insurance both as a corporate risk management strategy and in order to satisfy the requirements of many of our contracts. Insurance products go through market fluctuations and can become expensive and sometimes very difficult to obtain. Although in the past we have generally been able to cover our insurance needs, there can be no assurances that we can secure all necessary or appropriate insurance in the future. Our failure to obtain such insurance, could lead to uninsured losses that could materially adversely affect our results of operations or financial condition.

        On December 22, 2005, the Terrorism Risk Act of 2002, which was set to expire on December 31, 2005, was extended for an additional two years. The extension, however, excluded surety and professional liability insurance from the Act's coverage. Accordingly, surety and professional liability insurance covering acts of terrorism may be limited or expensive to obtain in the future. While we attempt to renew our insurance policies without losing terrorism coverage, we do not believe that the lack of such coverage would have a material impact on our business and also believe that the commercial insurance market may fill the void in the absence of the current federal program.

        Our risk management personnel continuously monitor the developments in the insurance market. The financial stability of the insurance and surety providers is one of the major factors that we have taken into account when buying our insurance coverage. Currently our insurance and bonds are purchased from several of the world's leading and financially stable providers often in layered insurance or co-surety arrangements. The built-in redundancy of such arrangements usually enables us to call upon existing insurance and surety suppliers to fill gaps that may arise if other such suppliers become financially unstable.

The success of our joint ventures depends on the satisfactory performance by our joint venture partners of their joint venture obligations. The failure of our joint venture partners to perform their joint venture obligations could impose on us additional financial and performance obligations that could result in reduced profits or, in some cases, significant losses for us with respect to the projects that our joint ventures undertake.

        We enter into joint ventures as part of our business. The success of these joint ventures depends, in large part, on the satisfactory performance of our joint venture partners meeting their obligations. If our joint venture partners fail to satisfactorily perform their joint venture obligations as a result of financial or other difficulties, the joint venture may be unable to adequately perform or deliver its contracted services. Under these circumstances, we may be required to make additional investments and provide additional services to ensure the adequate performance and delivery of the contracted services. These additional obligations could result in reduced profits or, in some cases, significant losses for us with respect to the joint venture.

We may be restricted in our ability to access the cash flows or assets from our subsidiaries and joint venture partners upon which we are substantially dependent.

        We are dependent on the cash flows generated by our subsidiaries and, consequently, on their ability to collect on their respective accounts receivables. Substantially all of our cash flows necessary to meet our operating expenditures are generated by our subsidiaries. The financial condition and operational requirements of our subsidiaries may limit our ability to obtain cash from them. In addition, we conduct some operations through foreign subsidiaries and joint ventures. We do not manage all of these entities. Even in those joint ventures that we manage, we are often required to consider the interests of our joint venture partners in connection with decisions concerning the operations of the joint ventures. Arrangements involving these subsidiaries and joint ventures may restrict us from gaining access to the cash flows or assets of these entities. In addition, these foreign subsidiaries and joint ventures sometimes face governmentally imposed restrictions on their abilities to transfer funds to us.

Our dependence on subcontractors and equipment manufacturers could adversely affect us.

        We rely on third-party subcontractors as well as third-party equipment manufacturers to complete our projects. To the extent that we cannot engage subcontractors or acquire equipment or materials, our ability to complete a project in a timely fashion or at a profit may be impaired. If the amount we are required to pay for these goods and services exceeds the amount we have estimated in bidding for fixed-price contracts, we could experience losses in the performance of these contracts. In addition, if a subcontractor or a manufacturer is unable to deliver its services, equipment or materials according to the negotiated terms for any reason, including the deterioration of its financial condition, we may be required to purchase the services, equipment or materials from another source at a higher price. This may reduce the profit to be realized or result in a loss on a project for which the services, equipment or materials were needed.

We face risks associated with our international business.

        We derived approximately 14% of our revenues from operations outside of the U.S. in 2006 and 2005. Conducting business internationally is subject to a variety of risks including:

  •
  Currency exchange rate fluctuations, either independently or together with the impact of international tax laws, and restrictions on currency movements could adversely affect our results of operations if we are forced to maintain assets in currencies other than the U.S. dollar because our results are reported in U.S. dollars.

  •
  Political and economic instability and unexpected changes in regulatory requirements in foreign countries could adversely affect our projects overseas and our ability to repatriate cash.

  •
  Inconsistent regulations and diverse licensing and legal requirements may increase our costs because our operations must comply with a variety of laws that differ from one country to another.

  •
  Terrorist attacks and civil unrest in some of the countries where we do business may delay project schedules, threaten the health and safety of our employees and increase our cost of operations.

  •
  Challenges in managing risks inherent in international operations, such as unique labor rules and corrupt business environments may cause inadvertent violations of laws that we may not immediately detect or correct.

        We do not know the impact that such regulatory, geopolitical and other factors may have on our business in the future.

Special risks associated with doing business in highly corrupt environments.

        Our international business operations include projects in developing countries and countries torn by war and conflict. Many of these countries are rated poorly by Transparency International, the independent watchdog organization for government and institutional corruption around the world. To the extent we operate outside of the U.S., we are subject to the Foreign Corrupt Practices Act (FCPA), which generally prohibits U.S. companies and their intermediaries from paying or offering anything of value to foreign government officials for the purpose of obtaining or keeping business, or otherwise receiving discretionary favorable treatment of any kind. In particular, we may be held liable for actions taken by our local partners, subcontractors and agents even though such parties are not always subject to our control. Any determination that we have violated the FCPA (whether directly or through acts of others, intentionally or through inadvertence) could result in sanctions that could have a material adverse effect on our business and on our ability to secure U.S. federal government contracts. While our staff is trained on the FCPA issues and we have procedures and controls in place to monitor compliance, situations outside of our control may arise that could potentially put us in violation of the FCPA inadvertently and thus negatively impact our business.

Government contracts present risks of termination for convenience, adjustment of payments received, restrictions on ability to compete for government work and funding constraints.

        In 2006, we derived approximately 35% of our total revenues from contracts with the U.S. federal government and international governments. We own equity interests in joint ventures with revenues attributable primarily or entirely to contracts with U.S. federal government clients. The following risks are inherent in U.S. federal government contracts:

  •
  Because federal laws permit government agencies to terminate a contract for convenience, our government clients may terminate or decide not to renew our contracts with little or no prior notice.

  •
  U.S. federal government clients may audit contract payments we receive for several years after these payments are made. Based on these audits, the clients may adjust or demand repayment of payments we previously received. Audits have been completed on our federal contracts through December 31, 2005, and are continuing for subsequent periods. None of the audits performed to date on our federal contracts has resulted in any significant adjustments to our financial statements. It is possible, however, that an audit in the future could have an adverse effect on our consolidated financial statements.

  •
  U.S. federal government contract regulations provide that any company convicted of a crime or indicted on a violation of statutes related to federal contracting may lose its right to receive future contract awards or extensions.

  •
  Our ability to earn revenues from our existing and future U.S. federal government projects will depend upon the availability of funding from U.S. federal government agencies. We cannot control whether those clients will fund or continue funding our outstanding projects.

  •
  In years when the U.S. federal government does not complete its budget process before the end of its fiscal year on September 30, government operations are typically funded pursuant to a "continuing resolution" that authorizes agencies of the U.S. government to continue to operate, but does not authorize new spending initiatives, which can delay the award of new contracts. These delays could have an adverse effect on our operating results.

  •
  Many U.S. federal government programs require contractors to have security clearances. Depending on the level of required clearances, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing customers could terminate their contracts with us or decide not to renew them. To the extent we cannot obtain or maintain the required security clearances for our employees working on a particular contract, we may not derive the revenue anticipated from the contract, which could adversely affect our business and results of operations.

        Our ability to secure new government contracts and our revenues from existing government contracts could be adversely affected by any one or a combination of the factors listed above.

Many of our projects are funded under federal, state and local government contracts and if we are found to have violated the terms of the government contracts or applicable statutes and regulations, we are subject to the risk of suspension or debarment from government contracting activities, which could have a material adverse affect on our business and results of operations.

        If we fail to comply with the terms of one or more of our government contracts or governmental statutes and regulations, or if any of our companies or employees are indicted or convicted on criminal charges (including misdemeanors) relating to any of our government contracts, in addition to any civil or criminal penalties and costs we may incur, we could be suspended or debarred from government contracting activities for a period of time. Some federal and state statutes and regulations provide for automatic debarment in certain circumstances, such as upon a conviction for a violation. The suspension or debarment in any particular case may be limited to the facility, contract or subsidiary involved in the violation or could be applied to the whole CH2M HILL family of companies if the circumstances were deemed severe enough. Even a narrow suspension or debarment could result in negative publicity that could adversely affect our ability to renew contracts and to secure new contracts, both with governments and private customers, which could materially and adversely affect our business and results of operations.

Ongoing government investigations of VECO Corporation could have an adverse effect on our reputation in the business community or future business operations.

        On September 7, 2007, we acquired VECO Corporation and substantially all of its operating businesses. Prior to the acquisition, on May 2, 2007, the founder, then chief executive officer, and principal shareholder of VECO, Bill Allen, entered into a plea agreement with the United States Department of Justice pursuant to which he pled guilty to certain criminal charges involving bribery of public officials, violation of campaign contribution laws, and tax fraud. In connection with the investigation of the allegations against Mr. Allen, the United States Department of Justice, the Internal Revenue Service and certain State of Alaska government agencies commenced investigations of VECO and certain of its employees. In the process of reviewing VECO's business and operations prior to the acquisition, we engaged in special due diligence designed to address concerns related to the conduct of VECO's past operations and various investigations underway by the Department of Justice, the Internal Revenue Service and certain State of Alaska government agencies. Although we were satisfied with the results of the due diligence review, no assurances can be given that the ongoing investigations will not result in civil or criminal charges against VECO, now a CH2M HILL subsidiary. Any such charges and related publicity could have an adverse effect on our reputation in the business community or future business operations.

Our backlog is subject to unexpected adjustments and cancellations and is, therefore, an uncertain indicator of our future performance.

        Our backlog at December 31, 2006 was $3.9 billion. We cannot assure that the revenues projected in our backlog will be realized or, if realized, will result in profits. Projects may remain in our backlog for an extended period of time prior to project execution and, once project execution begins, it may occur unevenly over the current and multiple future periods. In addition, our ability to earn revenues from our backlog depends on the availability of funding for various U.S. federal, state, local and foreign government agencies. Most of our domestic and international industrial clients have termination for convenience provisions in their contracts. Therefore, project terminations, suspensions or reductions in scope may occur from time-to-time with respect to contracts reflected in our backlog. Some backlog reductions would adversely affect the revenue and profit we actually receive from contracts reflected in our backlog. Future project cancellations and scope adjustments could further reduce the dollar amount of our backlog and the revenues and profits that we actually earn.

We could sustain losses on contracts that contain "fixed price" or "not to exceed" pricing provisions if our costs exceed the fixed or maximum prices.

        In 2006, we derived approximately 37% of our revenues from "fixed price" contracts and approximately 32% of our revenues from time-and-materials contracts, most of which had "not to exceed" price limits. Under "fixed price" contracts, we agree to deliver projects for a definite, predetermined price regardless of our actual costs incurred over the life of the project. Under time-and-materials contracts with "not to exceed" provisions, we are compensated for the labor hours expended at agreed-upon hourly rates plus cost of materials used; however, there is a stated maximum compensation for the services to be provided under the contract. Many fixed price and "not to exceed" contracts involve large industrial facilities and public infrastructure projects and present the risk that our costs to complete a project may exceed the fixed price or "not to exceed" price agreed upon with the client. The fixed or maximum fees negotiated for such projects may not cover our actual costs and desired profit margins. If our actual costs for a fixed or "not to exceed" price project are higher than we expect, our profit margins on the project will be reduced or we could suffer a loss.

Rising inflation, interest rates and/or construction costs could reduce the demand for our services as well as decrease our profit on our existing contracts, in particular with respect to our fixed price contracts.

        Because a significant portion of our revenues is earned from time-and-materials type contracts, guaranteed maximum price contracts and fixed price contracts, as well as contracts that base significant financial incentives on our ability to keep costs down, we bear some or all of the risk of rising inflation with respect to those contracts. In addition, rising inflation, interest rates and/or construction costs could reduce the demand for our services. Furthermore, if we expand our business into markets and geographic areas where "fixed price" work is more prevalent, inflation may have a larger impact on our results of operations in the future. Therefore, increases in inflation, interest rates and/or construction costs could have a material adverse impact on our business and financial results.

Our industry is highly competitive.

        We are engaged in a highly competitive business in which most of our contracts with public sector clients are awarded through a competitive bidding process that places no limit on the number or type of potential service providers. The process usually begins with a government agency request for proposal that delineates the size and scope of the proposed contract. The government agency evaluates the proposals on the basis of technical merit and cost. In the water, wastewater and water resources markets, some contracts are awarded through qualification selection processes that vary among projects.

        In both the private and public sectors, acting either as a prime contractor or as a subcontractor, we may join with other firms that we otherwise compete with to form a team to compete for a single contract. Because a team can often offer stronger combined qualifications than any firm standing alone, these teaming arrangements can be very important to the success of a particular contract competition or proposal. Consequently, we maintain a network of relationships with other companies to form teams that compete for particular contracts and projects. Failure to maintain technical and price competitiveness, as well as failure to maintain access to strong teaming partners may impact our ability to win work.

Our projects may result in liability for faulty engineering services.

        Because our projects are often large and can affect many people, our failure to make judgments and recommendations in accordance with applicable professional standards could result in large damages and, perhaps, punitive damages. Our engineering practice involves professional judgments regarding the planning, design, development, construction, operations and management of industrial facilities and public infrastructure projects. Although we have adopted a range of insurance, risk management and risk avoidance programs designed to reduce potential liabilities, there can be no assurance that such programs will protect us fully from all risks and liabilities.

Our inability to attract and retain professional personnel could adversely affect our business.

        Our ability to attract, retain and expand our staff of qualified engineers and technical professionals will be an important factor in determining our future success and growth. A shortage of qualified technical professionals currently exists in the engineering industry. The market for these professionals is competitive in the U.S. and internationally. We cannot assure that we will continue to be successful in attracting and retaining such professionals. Since we derive a significant part of our revenues from services performed by our professional staff, our failure to retain and attract professional staff could adversely affect our business by impacting our ability to complete our projects and secure new contracts.

A reduction in the scope of environmental regulations or changes in government environmental policies could adversely affect our revenues.

        A substantial portion of our business is generated either directly or indirectly as a result of federal, state, local and foreign laws and regulations related to environmental matters. Changes in environmental regulations could affect our business more significantly than they would affect some other engineering firms. Accordingly, a reduction in the number or scope of these laws and regulations, or changes in government policies regarding the funding, implementation or enforcement of such laws and regulations, could significantly reduce the size of one of our most important markets and limit our opportunities for growth or reduce our revenues below their current levels. In addition, any significant effort by government agencies to reduce the role of private contractors in regulatory programs, including environmental compliance projects, could have the same adverse effects.

Percentage-of-completion accounting used for our engineering and construction contracts can result in overstated or understated profits or losses.

        The revenue for our engineering and construction contracts is accounted for on the percentage-of-completion method of accounting. This method of accounting requires us to calculate revenues and profit to be recognized in each reporting period for each project based on our predictions of future outcomes, including our estimates of the total cost to complete the project, project schedule and completion date, the percentage of the project that is completed and the amounts of any probable unapproved change orders. Our failure to accurately estimate these often subjective factors could result in reduced profits or losses for certain contracts.

Actual results could differ from the estimates and assumptions used to prepare our financial statements.

        In order to prepare financial statements in conformity with generally accepted accounting principles in the United States of America, we are required to make estimates and assumptions as of the date of the financial statements which affect the reported values of our assets, liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. Areas requiring significant estimates by us include:

  •
  Recognition of contract revenues, costs, profit or losses in applying the percentage-of-completion method of accounting;

  •
  Recognition of recoveries under contract change orders or claims;

  •
  Collectibility of billed and work-in-process unbilled accounts receivables and the need for and the amount of allowances for problematic accounts;

  •
  Estimated amounts for anticipated project losses, warranty costs and contract close-out costs;

  •
  Determination of potential liabilities under pension and other post-retirement benefit programs;

  •
  Income tax provisions and related valuation allowances;

  •
  Accruals for other estimated liabilities; and

  •
  Asset valuations.

Systems failures could disrupt our business and impair our ability to effectively provide our products and services to our customers, which could damage our reputation and adversely affect our operating results.

        As a global company, we are heavily reliant on computer, information and communications technology and related systems in order to properly operate. From time to time, we may be subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks. Such failures could cause loss of data and interruptions or delays in our or our customers' businesses and could damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our actual results could differ materially from those anticipated.

Weather

        Our businesses could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

  •
  Evacuation of personnel and curtailment of services;

  •
  Increased labor and materials costs in areas resulting from weather-related damage and subsequent increased demand for labor and materials for repairing and rebuilding;

  •
  Weather-related damage to our jobsites or facilities;

  •
  Inability to deliver materials to jobsites in accordance with contract schedules; and

  •
  Loss of productivity.

We typically remain obligated to perform our services after a natural disaster unless the contract contains a force majeure clause relieving us of our contractual obligations in such an extraordinary event. If we are not able to react quickly to force majeure, our operations may be affected significantly, which would have a negative impact on our financial condition, results of operations or cash flows.

RISKS RELATED TO OUR INTERNAL MARKET

Absence of a public market may prevent you from selling your stock and cause you to lose all or part of your investment.

        There is no public market for our common stock. While we intend the internal market to provide liquidity to shareholders, there can be no assurance that there will be enough orders to purchase shares to permit shareholders to resell their shares on the internal market, or that a regular trading market will be sustained in the future. The price in effect on any trade date may not be attractive enough to both buyers and sellers to result in a balanced market because the price will be fixed in advance by our board of directors, using their judgment of the fair market value of our common stock, and not by actual market trading activity. Moreover, although we may enter the internal market as a buyer of common stock if there are more sell orders than buy orders, we have no obligation to engage in internal market transactions and will not guarantee market liquidity. Consequently, insufficient buyer demand could cause sell orders to be prorated, or could prevent the internal market from opening on any particular trade date. Insufficient buyer demand could cause shareholders to suffer a total loss of investment or substantial delay in their ability to sell their common stock. No assurance can be given that shareholders desiring to sell all or a portion of their shares of common stock will be able to do so. Accordingly, the investment in our common stock is suitable for you only if you have limited need for liquidity in your investment.

Transfer restrictions on our common stock could prevent you from selling your common stock and cause you to lose all or part of your investment.

        Since all of the shares of our common stock are subject to transfer restrictions, you will generally only be able to sell your common stock through our internal market on the four trade dates in each year. Unlike shares that are actively traded in the public markets, you may not be able to sell at a particular time even though you would like to do so. Our common stock price could decline between the time you want to sell and the time you become able to sell. For a detailed discussion of the transfer restrictions on our common stock, see "Description of Common Stock."

Our stock prices are and will continue to be determined by our Board of Directors' judgment of fair market value and not by market trading activity.

        The offering prices at each trade date will be established by our Board of Directors approximately four weeks before each trade date. In establishing the price, our Board of Directors will take into consideration the factors that are described in Item 5 of our Annual Report on Form 10-K. Our Board of Directors will, however, set the offering price in advance of each trade date, and all trades on our internal market will take place at the price established for each trade date. Therefore, market trading activity on any given trade date cannot affect the price on that trade date. This is a risk to you because our common stock price will not change to reflect supply of and demand for shares on a given trade date as it would in a public market. You may not be able to sell shares or you may have to sell your shares at a price that is lower than the price that would prevail if the internal market price could change on a given trade date to reflect supply and demand. Our Board of Directors intends to use the common stock valuation methods that result in offering prices that represent fair market value. The valuation method for our common stock is subject to change at the discretion of our Board of Directors.

The limited market and transfer restrictions on our common stock will likely have anti-takeover effects.

        Only our employees, directors, eligible consultants and employee benefit plans may own our common stock and participate in our internal market. In addition, we have imposed significant restrictions on the transfer of our common stock other than through sales on our internal market. These limitations make it extremely difficult for a potential acquirer who does not have the prior consent of our Board of Directors to acquire control of our company, regardless of the price per share an acquirer might be willing to pay and whether or not our shareholders would be willing to sell at that price.

Future returns on our common stock may be significantly lower than historical returns

        We cannot assure you that the common stock will provide returns in the future comparable to those achieved historically or that the price will not decline.

Changes in our business may increase the volatility of the stock price

        The stock price could be subject to significant fluctuations. The volatility is expected to result from the impact on our stock price of:

  •
  our significant investments in publicly and privately traded companies and the volatility of the price of those companies' shares

  •
  the mix of our commercial and international business as a proportion of our overall business and the volatility associated with companies in those business areas

  •
  the impact of acquisitions, investments, joint ventures and divestitures that we may undertake

        Finally, the market factor used in the formula may change from quarter to quarter, as appropriate, to reflect changing business, financial, investment and market conditions.

Restrictions in our restated articles of incorporation and bylaws may discourage takeover attempts that you might find attractive

        Our restated articles of incorporation and bylaws may discourage or prevent attempts to acquire control of us that are not approved by our board of directors, including transactions in which stockholders might receive a premium for their shares above the stock price. Our stockholders may view such a takeover attempt favorably. In addition, the restrictions may make it more difficult for our stockholders to elect directors not endorsed by us.

THE OFFERING

The Acquisitions

        This prospectus covers shares of our common stock that we may offer from time to time in connection with one or more acquisitions. We may pay for our acquisitions with common stock, cash, promissory notes, the assumption of liabilities or commitments to make future capital contributions to the acquired business, or any combination of these considerations. We may structure the acquisitions in a variety of ways, including acquiring stock, partnership interests, limited liability company interests or assets of the acquired business or merging or consolidating the acquired company with us or one of our subsidiaries. The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or persons who control the acquired business. We have no intention of consummating acquisitions in which shares of common stock would be issued to stockholders of the acquired business who do not become our employees or consultants following the acquisition.

        We expect that, in most cases, the aggregate market value of the common stock we issue in connection with any acquisition will be determined upon signing or closing of the acquisition agreement. We anticipate that our common stock issued in connection with any acquisition will be issued at the stock price in effect as of the transaction closing, as established by our board of directors pursuant to the stock valuation methodology described below under "Description of Our Internal Market and Stock Valuation Methodology." The shares may be issued in installments or subject to contingencies or vesting requirements. We do not expect that any individual who is a CH2M HILL officer, director, employee or affiliate or any of our subsidiaries will be receiving any shares of common stock offered by this prospectus.

        The offering will be conducted primarily through the efforts of our management. We do not expect that any of our officers, directors, employees or affiliates will receive any direct or indirect compensation relating to the offering. We also do not expect that any of these persons will have any material interest, direct or indirect, in any acquisition we consider. We will pay all expenses of this offering. We will not pay underwriting discounts or commissions in connection with issuing the shares for acquisitions, although we may pay finder's fees in cash in specific acquisitions. Any person receiving a finder's fee may be deemed an underwriter within the meaning of the Securities Act of 1933.

RESALES BY AFFILIATES OF ACQUIRED COMPANIES

        This prospectus has also been prepared for use by those persons who receive shares we issue in acquisitions and who control or are controlled by the acquired company. These affiliates of the acquired company may be required to offer and sell the common stock under circumstances requiring the use of a prospectus. However, none of these affiliates will be authorized to use this prospectus for any offer or sale of the common stock without our prior consent. We may consent to the use of this prospectus, together with a prospectus supplement, if required, for a limited period of time by these affiliates, subject to limitations and conditions which may be varied by agreement between us and the affiliates.

        Resales of the shares may be through:

  •
  private transactions or

  •
  in the limited secondary market maintained by us through Neidiger, Tucker and Bruner, Inc. ("NTB"), an independent broker.

        NTB acts upon instructions from the buyers and sellers to effect trades at the stock price set by our Board of Directors and in accordance with the Internal Market rules. NTB does not play a role in determining the price of our common stock and is not affiliated with us. Individual stock ownership account records are currently maintained by our in-house transfer agent.

        In connection with the transactions involving resales of the shares of common stock received in an acquisition the affiliate may be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized on the sales by these affiliates may be regarded as underwriting compensation.

        When resales on behalf of the affiliates are to be made through our limited market, the affiliates, like all our stockholders selling shares in the limited market (other than us and certain of our employee benefit plans), will pay NTB a 2% commission. In connection with these sales, NTB may be deemed to be an underwriter within the meaning of the Securities Act and any commissions earned by NTB may be deemed to be underwriting compensation under the Securities Act.

        A prospectus supplement, if required, will be filed under Rule 424(c) under the Securities Act, disclosing the number of shares involved, the price at which the shares were sold by the affiliate, the commissions to be paid by the affiliate to NTB and information about the affiliate.

DESCRIPTION OF OUR INTERNAL MARKET AND STOCK VALUATION METHODOLOGY

Description of Our Internal Market

        Our stock is only available to certain employees, directors, eligible consultants and benefit plans. There is no market for our stock with the general public. In order to provide liquidity for our shareholders, however, an internal market (Internal Market) is maintained through an independent broker, currently NTB.

        The Internal Market permits existing shareholders to offer to sell or purchase shares of our common stock on predetermined days, or a "Trade Date." Generally, there are four Trade Dates each year which typically occur approximately four weeks after the quarterly meetings of our board of directors. Currently our board of directors meetings are scheduled for February, May, August and November. All sales of our common stock are made at the price determined by our board of directors pursuant to the valuation methodology described below.

        All sales of common stock on the Internal Market are restricted to the following authorized buyers:

  •
  Our employees, directors and eligible consultants;

  •
  Trustees of the benefit plans; and

  •
  Administrator of the Payroll Deduction Stock Purchase Plan, or PDSPP.

        We may impose limitations on the number of shares that an individual may purchase when there are more buy orders than sell orders for a particular Trade Date. After our board of directors determines the stock price for use on the next Trade Date, which is approximately four weeks prior to such Trade Date, all shareholders, employees, directors and eligible consultants will be advised as to the new stock price and the next Trade Date.

        Our Internal Market is managed through an independent broker, currently NTB, which acts upon instructions from the buyers and sellers to affect trades at the stock price set by our Board of Directors and in accordance with the Internal Market rules. NTB does not play a role in determining the price of our common stock and is not affiliated with us. Individual stock ownership account records are currently maintained by our in-house transfer agent.

        We may purchase shares if the Internal Market is under-subscribed. We may, but are not obligated to, purchase shares of common stock on the Internal Market on any Trade Date at the price in effect on that Trade Date, but only to the extent that the number of shares offered for sale by shareholders exceeds the number of shares sought to be purchased by authorized buyers. The decision as to whether or not we will purchase shares in the Internal Market, if the Internal Market is under-subscribed, is solely within our discretion and we will not notify investors as to whether or not we will participate prior to the Trade Date.

        If the aggregate number of shares offered for sale on the Internal Market on any Trade Date is greater than the number of shares sought to be purchased, shareholder offers to sell will be accepted as follows:

  •
  If enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then all sell orders will be accepted up to the first 500 shares and the portion of any sell orders exceeding 500 shares will be accepted on a pro-rata basis.

  •
  If not enough orders to buy are received to purchase all the shares offered by each seller selling fewer than 500 shares and at least 500 shares from each other seller, then the purchase orders will be allocated equally to each seller.

        We may sell shares if the Internal Market is over-subscribed. To the extent that the aggregate number of shares sought to be purchased exceeds the aggregate number of shares offered for sale, we may, but are not obligated to, sell authorized but unissued shares of common stock on the Internal Market at the price in effect on that Trade Date to satisfy purchase demands. The decision as to whether or not we will sell shares in the Internal Market, if the Internal Market is over-subscribed, is solely within our discretion and we will not notify investors as to whether or not we will participate prior to the Trade Date.

        We consider a variety of factors including our cash position, financial performance and number of shares outstanding in making the determination as to whether to participate in an over-subscribed or under-subscribed market. The terms of our existing unsecured revolving line of credit do not play a role in the decision as to whether to buy or sell shares in the Internal Market. To date, we have considered no other factors in deciding whether or not to participate in an over-subscribed market.

        If the aggregate purchase orders exceed the number of shares available for sale and we choose not to issue additional shares, the following prospective purchasers will have priority to purchase shares, in the order listed:

  •
  Administrator of the PDSPP;

  •
  Trustees of the 401(k) Plan; and

  •
  Individual employees, directors and eligible consultants on a pro-rata basis.

        All sellers on the Internal Market, other than CH2M HILL and the trustees of the 401(k) Plan, will pay NTB a commission equal to two percent of the proceeds from such sales. Employees who sell their common stock upon retirement from CH2M HILL will have the option to sell the common stock they own on the Internal Market and pay a commission on the sale or to sell to us without paying a commission. In the latter case, the employee will sell their common stock to us at the price in effect on the date of their termination in exchange for a four-year note at a market interest rate determined biannually. No commission is paid by buyers on the Internal Market.

Price of our Common Stock

        Our board of directors determines the price, which is intended to be the fair market value, of the shares of our common stock to be used for buys and sells on each Trade Date pursuant to the valuation methodology described below. The price per share of our common stock generally is set as follows:

Share Price = [(7.8 × M × P) + (SE)] / CS

        To determine the fair market value of our common stock in the absence of a public trading market, our Board of Directors felt it appropriate to develop a valuation methodology to use as a tool to determine a price that would be a valid approximation of the fair market value. In determining the fair market value stock price, our board of directors believes that the use of a going concern component (i.e., net income, which we call profit after tax, as adjusted by the market factor) and a book value component (i.e., total shareholders' equity) is important. Our board of directors believes that the process we have developed reflects modern equity valuation techniques and is based on those factors that are generally used in the valuation of equity securities.

        The existence of an over-subscribed or under-subscribed market on any given Trade Date will not affect the stock price on that Trade Date. However, our board of directors, when determining the stock price for a future Trade Date, may take into account the fact that there have been under-subscribed or over-subscribed markets on prior Trade Dates.

        Market Factor ("M"). "M" is the market factor, which is subjectively determined in the sole discretion of our board of directors. In determining the market factor, our board of directors will take into account factors the directors considered to be relevant in determining the fair market value of our common stock, including:

  •
  The market for publicly traded equity securities of companies comparable to us;

  •
  The merger and acquisition market for companies comparable to us;

  •
  The prospects for our future performance;

  •
  General economic conditions;

  •
  General capital market conditions; and

  •
  Other factors our board of directors deems appropriate.

        Our board of directors has not assigned predetermined weights to the various factors it may consider in determining the market factor. A market factor greater than one would increase the price per share and a market factor less than one would decrease the price per share.

        In its discretion, our board of directors may change, from time-to-time, the market factor used in the valuation process. Our board of directors could change the market factor, for example, following a change in general market conditions that either increased or decreased stock market equity values for companies comparable to us, if our board of directors felt that the market change was applicable to our common stock as well. Our board of directors will not make any other changes in the method of determining the price per share of common stock unless in the good faith exercise of its fiduciary duties and, if appropriate, after consultation with its professional advisors, our board of directors determines that the method for determining the price per share of common stock no longer results in a stock price that reasonably reflects our fair market value on a per share basis.

        As part of the total mix of information that our board of directors considers in determining the "M" factor, our board of directors also may take into account company appraisal information prepared by The Environmental Financial Consulting Group, Inc. (EFCG), an independent appraiser engaged by the trustees of our benefit plans. In setting the stock price, our board of directors compares the total of the going concern and book value components used in the valuation methodology to the value of the Company in the appraisal provided by EFCG. If, after such comparison, our board of directors concludes that its initial determination of the "M" factor should be re-examined, our board of directors may review, and if appropriate adjust, the "M" factor. This "M" component of our stock price valuation remained unchanged since the inception of the current ownership program in 2000. In recent years, however, our engineering and construction industry has seen a sustained upward valuation trend. To reflect this industry trend in CH2M HILL stock price and to arrive at a fair value for our stock, in November 2007 our board of directors decided to increase the market factor from 1.0 to 1.2.

        Profit After Tax ("P").    "P" is profit after tax, otherwise referred to as net income, for the four fiscal quarters immediately preceding the Trade Date. Our board of directors, at its discretion, may exclude nonrecurring or unusual transactions from the calculation. Nonrecurring or unusual transactions are developments that the market would not generally take into account in valuing an equity security. A change in accounting rules, for example, could increase or decrease net income without changing the fair market value of our common stock. Similarly, such a change could fail to have an immediate impact on the value of our common stock, but still have an impact on the value of our common stock over time. As a result, our Board of Directors believes that to determine the fair market value of our common stock, it needs the ability to review unusual events that affect net income. In the past, our board of directors has excluded unusual items from the calculation of "P", including nonrecurring revenue from the Rocky Flats project and a write off of an investment in an international telecommunications company. Because "P" is calculated on a four quarter basis, an exclusion impacts the calculation of fair market value for four consecutive quarters. Our board of directors may determine to exclude other future unusual or non-recurring items from the calculation of "P".

        Total Shareholders' Equity ("SE").    "SE" is total shareholders' equity, which includes intangible items, as set forth on our most recently available quarterly or annual financial statements. Our board of directors, at its discretion, may exclude from the shareholders' equity parameter nonrecurring or unusual transactions that the market would not generally take into account in valuing an equity security. The exclusions from shareholders' equity will generally be those transactions that are non-cash and are reported as "accumulated other comprehensive income (loss)" on the face of our consolidated balance sheet. For example, during 2005 and 2006, our board of directors excluded, and will continue to exclude, a non-cash reduction in shareholders' equity for a minimum pension liability adjustment. This adjustment is required by accounting rules and essentially reflected the stock market performance of the investments held in our pension plans relative to their future benefit obligations. Because this adjustment is unusual and may reverse as investment markets rebound, and given that the market would not generally take such adjustments into account when valuing equity securities, our board of directors excluded it from the "SE" parameter for stock valuation purposes. Similarly, other items that are reported as components of "accumulated other comprehensive income (loss)" are excluded from "SE" and include items such as unrealized gains/losses on securities, unrealized gains/losses on derivatives and foreign currency translation adjustments.

        Common Stock Outstanding ("CS").    "CS" is the weighted-average number of shares of our common stock outstanding during the four fiscal quarters immediately preceding the Trade Date, calculated on a fully-diluted basis. By "fully-diluted" we mean that the calculations are made as if all outstanding options to purchase our common stock had been exercised and other "dilutive" securities were converted into shares of our common stock. In addition, an estimate of the weighted-average number of shares that we reasonably anticipate will be issued under our stock-based compensation programs and employee benefit plans is included in this calculation.

        The "CS" calculation is done on a fully-diluted basis since we believe that taking into account the issuance of all securities that will affect the per share value is a better representation of the share value over time. We have more than a 30-year history in making annual grants of stock-based compensation. Therefore, we believe that we have sufficient information to reasonably estimate the number of such "to be issued" shares. This approach avoids an artificial variance in share value during the first calendar quarter of each year when the bulk of shares of our common stock are issued by us pursuant to our employee benefit plans and stock-based compensation programs.

        The following table shows a comparison of the "CS" value actually used by our board of directors to calculate stock prices on the dates indicated versus the year-to-date weighted-average number of shares of common stock as reflected in the diluted earnings per share calculation in our financial statements for the past three years.

Effective Date	CS	YTD Weighted- Average Number of Shares as reflected in Diluted EPS calculation
	(in thousands)	(in thousands)
February 13, 2004	33,239	32,004
May 6, 2004	33,623	32,066
August 6, 2004	33,474	32,119
November 5, 2004	33,355	32,003
February 11, 2005	33,348	31,944
May 12, 2005	33,428	32,208
August 12, 2005	33,546	32,430
November 11, 2005	33,696	32,496
February 10, 2006	33,904	32,482
May 11, 2006	34,153	33,030
August 11, 2006	34,351	33,179
November 10, 2006	34,497	33,135
February 9, 2007	34,570	33,047
May 10, 2007	34,611	33,027
August 10, 2007	34,690	33,254
November 9, 2007	34,943	33,326

        Constant 7.8.    In the course of developing this valuation methodology, it became apparent to our board of directors that a multiple would be required in order for the stock price derived by this methodology to approximate our historical, pre-Internal Market stock price. Another objective of our board of directors when developing the valuation methodology was to establish the fair market value of our common stock using a market factor of 1.0. We believe that it was important to begin the Internal Market program with an "M" factor equal to 1.0 in order to make it easier for shareholders to understand future changes, if any, to the market factor.

        Therefore, the constant 7.8 was introduced into the formula. The constant 7.8 is the multiple that our board of directors determined necessary (i) for the new stock price to approximate our historical stock price derived using the pre-Internal Market formula as well as (ii) to allow the use of the market factor of 1.0 at the beginning of the Internal Market program.

        We intend to announce the new stock price and the Trade Date approximately four weeks prior to each Trade Date. The information is delivered by the broker to all employees, eligible consultants and eligible participants in the internal market. In addition, we file a Current Report on Form 8-K disclosing the new stock price and all components used by our board of directors in determining such price in accordance with the valuation methodology described above. Trade Dates are expected to occur approximately 75 days after the end of each quarter.

DESCRIPTION OF COMMON STOCK

        We are authorized to issue 150,000,000 shares of capital stock, of which 100,000,000 shares are common stock, $.01 par value, and 50,000,000 shares are Class A preferred stock, $.02 par value. At December 1, 2007, we had outstanding 33,312,547 shares of common stock and had reserved approximately 4,155,909 shares of common stock for issuance with respect to options outstanding under various stock option plans. No shares of Class A preferred stock were outstanding at that time. The following description of our common stock is intended to be a summary and does not describe all provisions of our restated articles of incorporation or restated bylaws or Oregon law applicable to us. For a more thorough understanding of the terms of our capital stock, you should refer to our restated articles of incorporation and restated bylaws.

Common Stock

General

        Holders of our common stock are entitled to one vote per share on all matters submitted to our shareholders. Each share of common stock is equal in respect of voting rights, liquidation rights and rights to dividends and to distributions. Our shareholders do not and will not have any preferred or preemptive rights to subscribe for, purchase or receive additional shares of any class of our capital stock, or any securities convertible into or exchangeable for such shares.

Restrictions on Common Stock

        All the shares of common stock presently outstanding are, and all shares of common stock offered hereby will be, subject to restrictions set forth in our restated bylaws.

Right of Repurchase upon Termination of Employment or Affiliation

        All shares of our common stock are subject to our right of repurchase upon the termination of the shareholder's employment or affiliation with us. Such right of repurchase will also be applicable to all shares of our common stock which such person has the right to acquire after his or her termination of employment or affiliation pursuant to any of our employee benefit plans or pursuant to any option or other contractual right to acquire shares of common stock which was outstanding at the date of such termination of employment or affiliation. Such right of repurchase will not be applicable to shares of common stock held by an employee benefit plan or any other retirement or pension plan adopted by us or any of our subsidiaries which pursuant to applicable law or by its terms does not provide for our right to repurchase shares issued thereunder upon termination of employment or affiliation.

        Our right of repurchase is exercised by mailing a written notice to such holder within 60 days following termination of employment or affiliation. If we repurchase the shares, the price will be the price per share:

  •
  in effect on the date of such termination of employment or affiliation, in the case of shares owned by the holder at that date and shares issuable to the holder after that date pursuant to any option or other contractual right to acquire shares of common stock which were outstanding at that date; or

  •
  in effect on the date such shares are distributed to the holder, in the case of shares distributable to the holder after his or her termination of employment or affiliation pursuant to any of our employee benefit plans.

        We will, in the event it exercises its right of repurchase upon termination of employment or affiliation, pay for such shares in cash or promissory notes.

        We may agree with any holder of shares to extend the time period of our right to repurchase such holder's shares or to alter the payment terms.

Right of First Refusal

        If a holder of common stock desires to sell any of his or her shares to a third party other than in the internal market, such holder must first give notice to the Secretary of CH2M HILL including:

  •
  A signed statement indicating that such holder desires to sell his or her shares of common stock and that he or she has received a bona fide offer to purchase such shares;

  •
  A statement signed by the intended purchaser containing:

  (i)
  the intended purchaser's full name, address and taxpayer identification number,

  (ii)
  the number of shares to be purchased,

  (iii)
  the price per share to be paid,

  (iv)
  the other terms under which the purchase is intended to be made, and

  (v)
  a representation that the offer, under the terms specified, is bona fide; and

  •
  If the purchase price is payable in cash, in whole or in part, a copy of a certified check, cashier's check or money order payable to such holder from the purchaser in the amount of the purchase price to be paid in cash.

        We then have the right, exercisable within 14 days, to purchase all of the shares specified in the notice at the offer price and upon the same terms as set forth in the notice. In the event we do not exercise such right, the holder may sell the shares specified in the notice within 30 days thereafter to the person specified in the notice at the price and upon the terms and conditions set forth therein. The holder may not sell such shares to any other person or at any different price or on any different terms without first re-offering the shares to us.

        If circumstances occur which would permit us to exercise our right of repurchase upon termination of employment or affiliation and its right of first refusal, then we may, in our sole discretion, elect which of these rights we will exercise.

Other Transfers

        Except for sales in the internal market or pursuant to the repurchase right or right of first refusal procedure described above, no holder of common stock may sell, assign, pledge, transfer or otherwise dispose of or encumber any shares of common stock without our prior written approval. Any attempt to do so without such prior approval will be null and void. If any transfer of our shares is not a sale by an employee, director or consultant, or is by a person who acquired such shares other than by purchase, directly or indirectly, from an employee, director or consultant, we may condition our approval of such transfer upon the transferee's agreement to hold such shares subject to our right to repurchase such shares upon the termination of employment or affiliation of the employee, director or consultant.

Ownership Limit

        Our restated bylaws provide that no person may own more than 350,000 shares of common stock, excluding such person's beneficial interest in common stock held indirectly by an employee benefit trust.

Anti-Takeover Provisions—Restated Articles of Incorporation and Restated Bylaws

        Our restated articles of incorporation and restated bylaws contain provisions that could make our acquisition through a tender offer, proxy contest, or merger difficult for a potential suitor opposed by the board of directors. These provisions are:

  •
  the restriction on the sale of common stock outside of the internal market;

  •
  our right to repurchase shares of common stock upon the holder's termination of employment with us;

  •
  our right of first refusal on shares of common stock, except for shares sold in the internal market;

  •
  our right to refuse to allow the transfer of shares of common stock to proposed transferees, except for shares sold in the internal market or pursuant to the right of first refusal;

  •
  the restated bylaws' prohibition on any shareholder owning more than 350,000 shares of the common stock; and

  •
  the existence of staggered terms for our directors and a restriction that directors can be removed only by the affirmative vote of two thirds of the outstanding shares of common stock.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly reports, current reports, proxy statements and other information with the SEC. You may read and copy any of our SEC filings at the SEC's Public Reference Room at 100 F Street, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        We have filed a registration statement on Form S-4 with the SEC under the Securities Act covering shares of common stock offered by this prospectus. This prospectus does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. Statements contained in this prospectus and any prospectus supplement as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus and any prospectus supplement the information we provide periodically in documents filed with the SEC, which means that we can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus and any prospectus supplement is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC:

  •
  Annual Report on Form 10-K for the year ended December 31, 2006;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007;

  •
  Current Reports on Form 8-K filed with the SEC on February 9, February 12, May 10, May 14, June 21, August 10, September 13, September 27; October 31, 2007; and November 23, 2007;

  •
  All reports we have filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006 up to the effective date of this prospectus.

        In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be "filed" for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus, unless otherwise indicated on such Form 8-K.

        You may request copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated), at no charge to you by writing or calling our Secretary at the following address and telephone number:

    CH2M HILL Companies, Ltd.
    9191 South Jamaica Street
    Englewood, CO 80112-5946
    (303) 771-0900

        Please allow at least five business days for delivery when you request copies of these documents from us.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Margaret B. McLean, our Vice President and Chief Legal Officer. Ms. McLean is also a shareholder of CH2M HILL and her holdings do not exceed 1% of the outstanding shares of our common stock.

EXPERTS

        The consolidated balance sheets of CH2M HILL Companies, Ltd. as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2006, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the consolidated financial statements of CH2M HILL Companies, Ltd. as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 refers to the adoption of certain new accounting standards.

        The consolidated balance sheets of VECO Corporation and subsidiaries as of March 31, 2007 and 2006 and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows, for each of the years in the three-year period ended March 31, 2007, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the consolidated financial statements of VECO Corporation and subsidiaries as of March 31, 2007 and 2006 and for each of the years in the three-year period ended March 31, 2007, refers to a restatement of the consolidated financial statements as of March 31, 2006 and for the years ended March 31, 2006 and 2005.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Under the Oregon Business Corporation Act (the "Act"), a corporation's articles of incorporation may provide for the limitation of liability of directors and indemnification of directors and officers under some circumstances. In accordance with Oregon law, our restated articles of incorporation provide that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for any act or omission for which the elimination of liability is not permitted under the Act. Section 60.047(2)(d) of the Act sets forth the following actions for which limitation of liability is not permitted, including (i) any breach of a director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) any unlawful distributions to shareholders; or (iv) any transaction from which the director received an improper personal benefit.

        Our restated bylaws allow us to indemnify any person who is or was a party, or is threatened to be made a party, to any civil, administrative, or criminal proceeding by reason of the fact that the person is or was a director or officer of us or any of our subsidiaries, or is or was serving at our request as a director, officer, partner, agent, or employee of another corporation or entity. The indemnification may include expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by that person. Under the Section 60.391(1) of the Act, indemnification is available if (i) the person acted in good faith; (ii) the person reasonably believed the conduct was in the corporation's best interests, or at least was not opposed to its best interests; and (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. In addition, a person who is wholly successful, on the merits or otherwise, in the defense of a proceeding in which the person was a party because the person was a director, is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with the proceeding.

        We have obtained and pay the premium for insurance in respect of claims against our directors and officers and in respect of losses for which we may be required or permitted by law to indemnify such directors and officers. The directors to be insured are the directors named herein and all directors of our subsidiaries. The officers to be insured are all officers and assistant officers of us and our subsidiaries. We do not expect to allocate or segregate the premium with regard to specific subsidiaries or individual directors and officers.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description Of Exhibits
5.1	Opinion of Margaret B. McLean, Vice President and Chief Legal Officer of CH2M HILL, with respect to the legality of common stock issued by us**
23.1	Consent of Margaret B. McLean (contained in Exhibit 5.1)**
23.2	Consent of KPMG LLP**
23.3	Consent of KPMG LLP – VECO Corporation **
24.1	Power of Attorney of Directors and Executive Officers (included on the signature page of the Registration Statement)**

**
Filed herewith

Item 22. Undertakings

(a)
The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)
      to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii)
      to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii)
      to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability of the registrant under Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i)
      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (ii)
      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (iii)
      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv)
      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
(1) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2)   The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)
The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Englewood, State of Colorado on December 14, 2007.

CH2M HILL COMPANIES, LTD.
/s/ SAMUEL H. IAPALUCCI Samuel H. Iapalucci Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel H. Iapalucci, Margaret B. McLean and JoAnn Shea, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ RAPLH R. PETERSON Ralph R. Peterson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 14, 2007
/s/ SAMUEL H. IAPALUCCI Samuel H. Iapalucci	Chief Financial Officer (Principal Financial Officer)	December 14, 2007
/s/ JOANN SHEA JoAnn Shea	Chief Accounting Officer (Principal Accounting Officer)	December 14, 2007
/s/ ROBERT W. BAILEY Robert W. Bailey	Director	December 14, 2007

/s/ ROBERT G. CARD Robert G. Card	Director	December 14, 2007
/s/ CAROLYN CHIN Carolyn Chin	Director	December 14, 2007
/s/ DONALD S. EVANS Donald S. Evans	Director	December 14, 2007
/s/ JERRY D. GEIST Jerry D. Geist	Director	December 14, 2007
/s/ GARRY M. HIGDEM Garry M. Higdem	Director	December 14, 2007
/s/ MARK A. LASSWELL Mark A. Lasswell	Director	December 14, 2007
/s/ JOAN M. MILLER Joan M. Miller	Director	December 14, 2007
/s/ DAVID B. PRICE David B. Price	Director	December 14, 2007
/s/ M. CATHERINE SANTEE M. Catherine Santee	Director	December 14, 2007
/s/ MICHAEL A. SZOMJASSY Michael A. Szomjassy	Director	December 14, 2007
/s/ BARRY L. WILLIAMS Barry L. Williams	Director	December 14, 2007

EXHIBIT INDEX

Exhibit Number	Description Of Exhibits
5.1	Opinion of Margaret B. McLean, Vice President and Chief Legal Officer of CH2M HILL, with respect to the legality of common stock issued by us**
23.1	Consent of Margaret B. McLean (contained in Exhibit 5.1)**
23.2	Consent of KPMG LLP**
23.3	Consent of KPMG LLP – VECO Corporation**
24.1	Power of Attorney of Directors and Executive Officers (included on the signature page of the Registration Statement)**

**
Filed herewith